EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Terrence Bowshier

VP - Director of Investor Relations

(614) 464-5078

State Auto Financial Reports Record Fourth Quarter Results

•	Net Income increased by 52% to $44.9 million

•	Record quarterly per share earnings of $1.08

•	Quarterly GAAP combined ratio of 83.5

•	Annual Return on Equity of 15.1%

Columbus, Ohio (February 15, 2007) – State Auto Financial Corporation (NASDAQ: STFC) today reported record fourth quarter net income of $44.9 million, or $1.08 per diluted share, versus $29.5 million or $0.71 per diluted share for the same period in 2005. Net income from operations* per diluted share for the fourth quarter of 2006 was $1.03, versus $0.73 for the same period in 2005.

STFC’s GAAP combined ratio for the fourth quarter of 2006 was 83.5, versus 90.5 for the fourth quarter of 2005. Catastrophe losses accounted for 0.6 points of the total 47.5 loss ratio points or $1.4 million in the fourth quarter 2006, compared to 7.6 points of the total 58.2 loss ratio points, or $19.9 million for the same period in 2005. STFC’s fourth quarter 2006 revenue was $281.0 million, versus $280.9 million for the same period in 2005.

Revenue for the year of 2006 was $1.12 billion, versus $1.14 billion for 2005. For the full year of 2006, net income was $120.4 million, or $2.90 per diluted share, compared to $125.9 million or $3.06 per diluted share, for 2005. The GAAP combined ratio for 2006 was 91.4, as compared to 90.1 for 2005. Return on stockholders’ equity was a healthy 15.1% for 2006. STFC’s book value per share closed the year at $20.32, after recognizing a reduction to stockholders’ equity of $63.9 million or $1.56 per share due to adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

“In the face of intensifying competition and softer pricing, the year proved to be a challenging and rewarding one for State Auto Financial. This quarter’s record results were outstanding, validating our commitment to disciplined underwriting and capping off another strong year of profitability for STFC. We believe our history of stable and consistent performance provides confidence to our shareholders and policyholders that we can meet industry challenges head-on and succeed,” said STFC Chairman, President and CEO Bob Restrepo.

“2007 is expected to be a year of positive transition for State Auto. We are developing and deploying several product and technology enhancements that should provide our independent agency distribution force with the tools necessary to compete for additional profitable business, in both personal and business insurance segments,” added Restrepo.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ-listed companies. The company markets its personal and business insurance products exclusively through independent insurance agencies in 28 states and is proud to be a Trusted Choice® company partner. The company was named Forbes Magazine’s “Best Managed Insurance Company in America” for 2006 and is one of just 3 percent of publicly listed companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession.

The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found at www.STFC.com and www.StateAuto.com.

*Net income from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income only by the exclusion of realized capital gains or losses, net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to $0.05 for the quarter and $0.09 for the full year 2006 compared to ($0.02) and $0.09 for the same periods in 2005.

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STFC has scheduled a conference call with interested investors for Thursday, February 15, 10:00 a.m. Eastern Time to discuss the company’s fourth quarter 2006 performance. Live and archived broadcasts of the call can be accessed via links on www.STFC.com. A replay of the call can be heard beginning at noon February 15, by calling 1-866-469-7799. Supplemental schedules detailing the company’s fourth quarter 2006 financial, sales and underwriting results are made available on www.STFC.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended December 31		Year Ended December 31
(In millions, except per share amounts)	2006	2005	2006	2005
Net premiums written	$238.7	$244.8	$1,019.5	$1,069.5	(B)

Earned premiums	255.2	260.6	1,023.8	1,050.3
Net investment income	21.5	20.3	83.1	78.7
Net realized gain (loss) on investments	3.1	(1.2)	5.6	5.6
Other income	1.2	1.2	4.9	4.9

Total revenue	281.0	280.9	1,117.4	1,139.5

Income before federal income taxes	62.8	39.6	161.7	172.0
Federal income tax expense	17.9	10.1	41.3	46.1

Net income	$44.9	$29.5	$120.4	$125.9

Earnings per share:
- basic	$1.10	$0.73	$2.95	$3.12
- diluted	$1.08	$0.71	$2.90	$3.06

Earnings per share from operations (A):
- basic	$1.05	$0.75	$2.86	$3.03
- diluted	$1.03	$0.73	$2.81	$2.97

Weighted average shares outstanding:
- basic	41.0	40.4	40.9	40.3
- diluted	41.7	41.3	41.6	41.1

Book value per share	$20.32	$18.86

Dividends paid per share	$0.10	$0.09	$0.38	$0.27

Total shares outstanding	41.1	40.5

GAAP ratios:
Loss and LAE ratio	47.5	58.2	57.4	58.4
Expense ratio	36.0	32.3	34.0	31.7

Combined ratio	83.5	90.5	91.4	90.1

(A) Net income from operations:
Net income	$44.9	$29.5	$120.4	$125.9
Less net realized gains (losses) on investments, less applicable federal income taxes	2.0	(0.8)	3.7	3.6

Net income from operations	$42.9	$30.3	$116.7	$122.3

(B)

Net premiums written for the year ended December 31, 2005, includes $23.9 million of unearned premiums transferred to STFC in connection with the addition of Meridian Security Insurance Company and Meridian Citizens Mutual Insurance Company to the State Auto Pool, effective January 1, 2005.